EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2019 Financial Results

Strong gross profit margin of 29.6% drove third highest gross profit dollars in Company’s history of $853.6 million

EPS of $2.69, Non-GAAP EPS of $2.71, third highest in Company’s history

Generated significant cash flow from operations of $346.0 million

Repurchased $50.0 million of Reliance common stock

LOS ANGELES, July 25, 2019 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2019 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Six Months Ended June 30,		Year-Over- Year		Year-Over- Year
	Q2 2019	Q1 2019	% Change	2019	2018	% Change	Q2 2018	% Change
Income Statement Data:
Net sales	$2,883.5	$2,956.6	(2.5%)	$5,840.1	$5,746.0	1.6%	$2,988.9	(3.5%)
Gross profit[1]	$853.6	$866.9	(1.5%)	$1,720.5	$1,737.4	(1.0%)	$917.5	(7.0%)
Gross profit margin[1]	29.6%	29.3%	0.3%	29.5%	30.2%	(0.7%)	30.7%	(1.1%)
Pretax income	$245.8	$255.5	(3.8%)	$501.3	$531.8	(5.7%)	$306.6	(19.8%)
Net income	$183.1	$190.1	(3.7%)	$373.2	$399.8	(6.7%)	$230.8	(20.7%)
Diluted EPS	$2.69	$2.80	(3.9%)	$5.49	$5.46	0.5%	$3.16	(14.9%)
Non-GAAP diluted EPS[2]	$2.71	$2.80	(3.2%)	$5.51	$5.40	2.0%	$3.10	(12.6%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$346.0	$117.2	195.2%	$463.2	$97.0	377.5%	$83.7	313.4%
Free cash flow[3]	$275.1	$64.2	328.5%	$339.3	$(1.6)	*	$26.9	922.7%
Net debt-to-total capital[4]	27.4%	29.8%		27.4%	27.9%		27.9%

Capital Allocation Data:
Capital expenditures	$70.9	$53.0		$123.9	$98.6		$56.8
Acquisitions, net	$1.0	$—		$1.0	$39.6		$—
Dividends	$36.9	$39.6		$76.5	$74.6		$36.1
Share repurchases	$50.0	$—		$50.0	$50.0		$—

Key Business Metrics:
Tons sold	1,507.3	1,502.0	0.4%	3,009.3	3,180.2	(5.4%)	1,584.5	(4.9%)
Tons sold (same-store)	1,504.6	1,499.4	0.3%	3,004.0	3,179.0	(5.5%)	1,583.6	(5.0%)
Average selling price per ton sold	$1,904	$1,958	(2.8%)	$1,931	$1,807	6.9%	$1,890	0.7%
Average selling price per ton sold (same-store)	$1,890	$1,944	(2.8%)	$1,917	$1,805	6.2%	$1,887	0.2%

* Not meaningful
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We had a solid second quarter characterized by relatively steady demand conditions in most of the key end markets we serve,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “We generated quarterly sales of $2.88 billion and a strong gross profit margin of 29.6%, which produced second quarter gross profit dollars of $853.6 million, the third highest in Reliance’s history. Our tons sold increased 0.4% from the first quarter of 2019, in-line with our expectations of down 1% to up 2%, with one more shipping day in the second quarter of 2019 than in the first quarter of 2019. Overall, metal pricing during the second quarter was slightly weaker than we had anticipated, with our average selling price per ton sold down 2.8% compared to the first quarter of 2019, outside of our expected range of flat to down 1%. While there were multiple mill price decreases on many of the carbon steel products we sell, our broad diversification of products, customers and end markets helped mitigate the impact on our business. We believe our expansive and diverse customer base, small order sizes, just-in-time delivery and significant value-added processing capabilities meaningfully differentiate us from our peers. These business model characteristics also support our ability to maintain industry-leading gross profit margins throughout industry cycles. This was especially evident in the second quarter of 2019, as we maintained a FIFO gross profit margin of 28.8% compared to 28.9% in the first quarter of 2019, despite declining prices.”

Mr. Hoffman continued, “Our second quarter results were once again largely attributable to the strong execution of our managers in the field. Despite steeper pricing declines than we had anticipated, we achieved the third highest gross profit dollars, Non-GAAP net income and Non-GAAP earnings per share in our history, trailing only the record second quarter of 2018 and the first quarter of 2019. Our second quarter Non-GAAP earnings per share of $2.71 were slightly above our guidance range. This is a testament to our unique business model and pricing discipline, as well as our strategy of concentrating on higher margin business. Looking ahead, we remain focused on continuing to provide value to our customers, while at the same time maximizing our earnings power and increasing value for our stockholders.”

End Market Commentary
Reliance continued to benefit from its strategy of serving a broad spectrum of diverse end markets and providing a wide range of products and processing services, generally in small quantities on a just-in-time basis. For the first six months of 2019, Reliance’s same-store tons sold were down 5.5% compared to the first six months of 2018, which compared favorably to the industry decline of 6.9% reported by the MSCI for the comparable period.

Demand for the products and services Reliance provides to the aerospace and automotive markets remained strong. Reliance maintains its positive outlook in these end markets and continues to invest in growing its capabilities in these areas.

Demand in the non-residential construction (including infrastructure) and heavy industry sectors remained steady. Reliance remains confident in its ability to service increased activity in these markets as demand improves.

Demand in the energy (oil and gas) market softened in the second quarter. The Company expects to experience a steady slowdown in activity in this market in the near-term.

Balance Sheet & Cash Flow
Reliance ended the second quarter of 2019 with total debt outstanding of $2.02 billion, and a net debt-to-total capital ratio of 27.4%. At June 30, 2019, the Company had $699.0 million available for borrowings on its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $346.0 million during the second quarter of 2019, an increase of $262.3 million compared to cash flow from operations of $83.7 million in the second quarter of 2018.

“We generated strong cash flow from operations during the second quarter of 2019,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “We remain pleased with our overall financial position enabled by our strong profitability and effective working capital management. We believe we have ample liquidity to continue investing in the growth of our business and returning value to our stockholders. In the second quarter of 2019, we invested $70.9 million in capital expenditures and paid $36.9 million in quarterly cash dividends to our stockholders. Further, we enhanced our stockholder returns with opportunistic share repurchases totaling $50.0 million.”

Stockholder Return Activity
On July 23, 2019, the Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, payable on September 6, 2019 to stockholders of record as of August 16, 2019. Reliance has paid regular quarterly dividends for 60 consecutive years and has increased the dividend 26 times since its 1994 IPO.

In the second quarter of 2019, Reliance repurchased $50.0 million of its common stock at an average cost of $84.33 per share. The Company did not repurchase any shares of its common stock in the second quarter of 2018. At June 30, 2019, approximately 6.4 million shares remained available for repurchase under the Company’s stock repurchase program. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Corporate Developments
Effective July 23, 2019, Reliance promoted Suzanne M. Bonner to the position of Vice President and Chief Information Officer. Ms. Bonner, who joined Reliance in 2009, previously served as Executive Director of Reliance Technology Solutions, the Company’s internal information technology group.

Business Outlook
Reliance management remains optimistic about business conditions in the third quarter of 2019. The Company expects that end demand in the third quarter of 2019 will remain relatively steady, subject to normal seasonal patterns, which include a decline in shipping volume due to customer shutdowns and vacation schedules. As a result, the Company estimates tons sold will be down 4% to 6% in the third quarter of 2019 compared to the second quarter of 2019. The Company also expects that overall metals pricing will generally remain consistent with current levels. However, because metal prices, especially for carbon steel, declined throughout the second quarter of 2019, the Company expects its average selling price per ton sold for the third quarter of 2019 will be down 1.5% to 2.5% compared to the second quarter of 2019. Based on these expectations, Reliance management currently anticipates Non-GAAP earnings per diluted share in the range of $1.90 to $2.00 for the third quarter of 2019.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2019 financial results and business outlook will be held today, July 25, 2019 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13691888. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 8, 2019 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13691888. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2018, Reliance’s average order size was $2,130, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission. As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

Second Quarter 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2019	Q1 2019	Sequential Quarter Change	Q2 2018	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,207.9	1,196.0	1.0%	1,267.7	(4.7%)	(4.7%)	(2.0%)
Aluminum	87.7	88.9	(1.3%)	94.5	(7.2%)	1.0%	6.6%
Stainless steel	77.8	78.7	(1.1%)	85.1	(8.6%)	1.4%	4.0%
Alloy	49.3	55.5	(11.2%)	55.8	(11.6%)	3.6%	11.5%

	Sales ($'s in millions; % change)
	Q2 2019	Q1 2019	Sequential Quarter Change	Q2 2018	Year-Over-Year Change
Carbon steel	$1,532.7	$1,593.6	(3.8%)	$1,642.2	(6.7%)
Aluminum	$564.4	$565.8	(0.2%)	$570.0	(1.0%)
Stainless steel	$407.2	$406.5	0.2%	$428.7	(5.0%)
Alloy	$170.0	$184.3	(7.8%)	$172.5	(1.4%)

Year-to-Date (6 months) 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2019	2018	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,403.9	2,539.5	(5.3%)	6.5%
Aluminum	176.6	192.8	(8.4%)	10.1%
Stainless steel	156.5	171.2	(8.6%)	7.0%
Alloy	104.8	115.3	(9.1%)	14.1%

	Sales ($'s in millions; % change)
	2019	2018	Year-Over-Year Change
Carbon steel	$3,126.3	$3,103.4	0.7%
Aluminum	$1,130.2	$1,120.2	0.9%
Stainless steel	$813.7	$831.9	(2.2%)
Alloy	$354.3	$341.5	3.7%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$2,883.5	$2,988.9	$5,840.1	$5,746.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,029.9	2,071.4	4,119.6	4,008.6
Warehouse, delivery, selling, general and administrative	531.4	535.9	1,063.5	1,055.3
Depreciation and amortization	54.4	54.3	108.4	108.4
Impairment of long-lived assets	1.2	—	1.2	—
	2,616.9	2,661.6	5,292.7	5,172.3

Operating income	266.6	327.3	547.4	573.7

Other (income) expense:
Interest expense	23.7	21.3	47.9	40.6
Other (income) expense, net	(2.9)	(0.6)	(1.8)	1.3
Income before income taxes	245.8	306.6	501.3	531.8
Income tax provision	61.5	73.5	125.4	127.6
Net income	184.3	233.1	375.9	404.2
Less: Net income attributable to noncontrolling interests	1.2	2.3	2.7	4.4
Net income attributable to Reliance	$183.1	$230.8	$373.2	$399.8

Earnings per share attributable to Reliance stockholders:
Diluted	$2.69	$3.16	$5.49	$5.46
Basic	$2.73	$3.19	$5.56	$5.51

Shares used in computing earnings per share:
Diluted	67,977	72,988	67,951	73,218
Basic	67,045	72,343	67,086	72,580

Cash dividends per share	$0.55	$0.50	$1.10	$1.00

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2019	2018*
ASSETS
Current assets:
Cash and cash equivalents	$141.5	$128.2
Accounts receivable, less allowance for doubtful accounts of $20.4 at June 30, 2019 and $18.8 at December 31, 2018	1,350.3	1,242.3
Inventories	1,787.1	1,817.1
Prepaid expenses and other current assets	73.4	81.5
Income taxes receivable	13.6	15.9
Total current assets	3,365.9	3,285.0
Property, plant and equipment:
Land	237.3	233.9
Buildings	1,180.7	1,158.9
Machinery and equipment	1,958.4	1,880.1
Accumulated depreciation	(1,613.1)	(1,543.0)
Property, plant and equipment, net	1,763.3	1,729.9

Operating lease right-of-use assets	188.0	—
Goodwill	1,873.8	1,870.8
Intangible assets, net	1,052.2	1,072.0
Cash surrender value of life insurance policies, net	34.4	43.6
Other assets	49.5	43.6
Total assets	$8,327.1	$8,044.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$396.1	$338.8
Accrued expenses	79.3	77.4
Accrued compensation and retirement costs	123.4	174.8
Accrued insurance costs	46.3	42.9
Current maturities of long-term debt and short-term borrowings	65.3	65.2
Current maturities of operating lease liabilities	50.4	—
Total current liabilities	760.8	699.1
Long-term debt	1,944.9	2,138.5
Operating lease liabilities	138.9	—
Long-term retirement costs	78.4	71.8
Other long-term liabilities	15.3	15.9
Deferred income taxes	439.3	440.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 66,654 at June 30, 2019 and 66,882 at December 31, 2018	99.7	136.4
Retained earnings	4,936.0	4,637.9
Accumulated other comprehensive loss	(94.7)	(102.7)
Total Reliance stockholders’ equity	4,941.0	4,671.6
Noncontrolling interests	8.5	7.9
Total equity	4,949.5	4,679.5
Total liabilities and equity	$8,327.1	$8,044.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2019	2018
Operating activities:
Net income	$375.9	$404.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	108.4	108.4
Impairment of long-lived assets	1.2	—
Provision for uncollectible accounts	3.8	7.1
Stock-based compensation expense	22.1	19.3
Other	1.6	1.2
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(111.1)	(295.0)
Inventories	31.2	(332.0)
Prepaid expenses and other assets	35.3	(1.5)
Accounts payable and other liabilities	(5.2)	185.3
Net cash provided by operating activities	463.2	97.0

Investing activities:
Purchases of property, plant and equipment	(123.9)	(98.6)
Acquisitions, net of cash acquired	(1.0)	(39.6)
Other	7.0	9.2
Net cash used in investing activities	(117.9)	(129.0)

Financing activities:
Net short-term debt repayments	—	(2.1)
Proceeds from long-term debt borrowings	616.0	670.0
Principal payments on long-term debt	(811.0)	(533.3)
Dividends and dividend equivalents paid	(76.5)	(74.6)
Share repurchases	(50.0)	(50.0)
Other	(11.6)	(5.2)
Net cash (used in) provided by financing activities	(333.1)	4.8
Effect of exchange rate changes on cash and cash equivalents	1.1	(2.9)
Increase (decrease) in cash and cash equivalents	13.3	(30.1)
Cash and cash equivalents at beginning of year	128.2	154.4
Cash and cash equivalents at end of period	$141.5	$124.3

Supplemental cash flow information:
Interest paid during the period	$46.8	$39.7
Income taxes paid during the period, net	$123.9	$114.5

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2019	2019	2018	2019	2019	2018
Net income attributable to Reliance	$183.1	$190.1	$230.8	$2.69	$2.80	$3.16
Impairment charges	1.2	—	—	0.02	—	—
Non-recurring settlement gains	—	—	(5.8)	—	—	(0.08)
Income tax (benefit) expense related to above items	(0.3)	—	1.4	—	—	0.02
Non-GAAP net income attributable to Reliance	$184.0	$190.1	$226.4	$2.71	$2.80	$3.10

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2019	2018	2019	2018
Net income attributable to Reliance		$373.2	$399.8	$5.49	$5.46
Impairment charges		1.2	—	0.02	—
Non-recurring settlement gains		—	(5.8)	—	(0.08)
Income tax (benefit) expense related to above items		(0.3)	1.4	—	0.02
Non-GAAP net income attributable to Reliance		$374.1	$395.4	$5.51	$5.40

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
Gross profit - LIFO	$853.6	$866.9	$917.5	$1,720.5	$1,737.4
Net LIFO (income) expense	(22.5)	(12.5)	62.5	(35.0)	87.5
Gross profit - FIFO	$831.1	$854.4	$980.0	$1,685.5	$1,824.9

Gross profit margin - LIFO	29.6%	29.3%	30.7%	29.5%	30.2%
Net LIFO (income) expense as a % of sales	(0.8%)	(0.4%)	2.1%	(0.6%)	1.6%
Gross profit margin - FIFO	28.8%	28.9%	32.8%	28.9%	31.8%

Reliance Steel & Aluminum Co.'s presentation of Non-GAAP or adjusted net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment charges and settlement gains, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are Non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP earnings and gross profit reconciliation.
3 Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).